October 29, 2025
Hayward Holdings Reports Third Quarter Fiscal Year 2025 Financial Results and Increases 2025 Guidance

THIRD QUARTER FISCAL 2025 SUMMARY
•Net Sales increased 7% year-over-year to $244.3 million
•Net Income increased 46% year-over-year to $24.0 million
•Adjusted EBITDA* increased 16% year-over-year to $59.1 million
•Diluted EPS increased 57% year-over-year to $0.11
•Adjusted diluted EPS* increased 27% year-over-year to $0.14

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the third quarter ended September 27, 2025 of its fiscal year 2025. Comparisons are to financial results for the prior-year third fiscal quarter.
CEO COMMENTS
“I am pleased to report third quarter results ahead of expectations, marking another quarter of strong execution by our global team”, said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Our performance reflects the resiliency of our aftermarket model and continued traction in our strategic initiatives. Net sales increased 7% year-over-year with growth across both the North America and Europe and Rest of World segments. We delivered further solid margin expansion, driven by increased operational efficiencies, tariff mitigation actions, and disciplined cost management. Cash flow generation was robust, enabling us to further strengthen the balance sheet and reduce net leverage to 1.8x, the lowest level in over three years. As a result of our strong year-to-date performance and solid participation in our early buy programs, we are increasing our full year guidance. We remain focused on profitable growth and long-term shareholder value creation, and our investments in innovation, customer experience, and operational excellence are driving positive results.”
THIRD QUARTER FISCAL 2025 CONSOLIDATED RESULTS
Net sales increased by 7% to $244.3 million for the third quarter of fiscal 2025. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs, increased volume, and the favorable impact from foreign currency translation. The increase in volume was driven by the favorable timing of orders in the 2025 season.
Gross profit increased by 11% to $125.1 million for the third quarter of fiscal 2025. Gross profit margin increased 150 basis points to 51.2%. The increase in gross profit margin was due to positive net price impact, the absence of a non-cash increase to cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of ChlorKing HoldCo, LLC and related entities ("ChlorKing") recorded in the prior-year period, and operational efficiencies in our manufacturing facilities, partially offset by an increase in costs driven by tariffs and inflation.
Selling, general, and administrative expense (“SG&A”) increased by 8% to $69.8 million for the third quarter of fiscal 2025. The increase in SG&A was primarily due to higher incentive compensation and higher salary costs driven by investments in our selling and customer care teams and wage inflation, and a non-recurring litigation expense, partially offset by decreased warranty costs. As a percentage of net sales, SG&A increased 30 basis points to 28.6%, compared to the prior-year period of 28.3%, driven by the factors discussed above. Research, development, and engineering expenses were $7.1 million for the third quarter of fiscal 2025, or 2.9% of net sales, as compared to $6.4 million for the prior-year period, or 2.8% of net sales.
Operating income increased by 23% to $41.1 million for the third quarter of fiscal 2025, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 16.8% for the third quarter of fiscal 2025, a 210 basis point increase from the 14.7% operating margin in the prior-year period.

Interest expense, net, decreased by 14% to $11.3 million for the third quarter of fiscal 2025 driven by lower interest rates on the first lien term loan facility and increased interest income on cash deposits.
Income tax expense for the third quarter of fiscal 2025 was $7.2 million, resulting in an effective tax rate of 23.0%, compared to an income tax expense of $4.4 million, for an effective tax rate of 21.1%, for the prior-year period. The change in the effective tax rate was primarily due to a decrease in tax benefit from stock compensation.
Net income increased by 46% to $24.0 million for the third quarter of fiscal 2025. Net income margin expanded 250 basis points to 9.8%.
Adjusted EBITDA* increased by 16% to $59.1 million for the third quarter of fiscal 2025 from $51.1 million in the prior-year period. Adjusted EBITDA margin* expanded 170 basis points to 24.2%.
Diluted EPS increased by 57% to $0.11 for the third quarter of fiscal 2025. Adjusted diluted EPS* increased by 27.3% to $0.14 for the third quarter of fiscal 2025.
THIRD QUARTER FISCAL 2025 SEGMENT RESULTS
North America
Net sales increased by 7% to $208.2 million for the third quarter of fiscal 2025. The increase was driven by positive net price to offset inflation and tariffs and a modest increase in volume.
Segment income increased by 7% to $55.4 million for the third quarter of fiscal 2025. Adjusted segment income* increased by 4% to $61.7 million.
Europe & Rest of World
Net sales increased by 11% to $36.1 million for the third quarter of fiscal 2025. The increase was primarily due to the rise in volume and the favorable impact of foreign currency translation, partially offset by the impact of a decrease in net price. The increase in volume was driven by shipment timing under the early buy program.
Segment income increased by 152% to $6.2 million for the third quarter of fiscal 2025. Adjusted segment income* increased by 144% to $6.7 million.
BALANCE SHEET AND CASH FLOW
As of September 27, 2025, Hayward had cash and cash equivalents of $428.7 million, short-term investments of $19.7 million and approximately $104.1 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the nine months ended September 27, 2025 of $283.0 million was an increase of $7.2 million from the prior-year period. The increase in cash provided was primarily driven by an increase in net income, partially offset by less cash generated by changes in working capital compared to the prior-year period.
OUTLOOK
Hayward is increasing its full year 2025 guidance. For fiscal year 2025, Hayward now expects net sales of $1.095 billion to $1.110 billion, or an increase of approximately 4% to 5.5% from fiscal year 2024, compared to our prior guidance of $1.070 billion to $1.100 billion. We now expect Adjusted EBITDA* of $292 million to $297 million, or an increase of approximately 5% to 7% from fiscal year 2024, compared to our prior guidance of $280 million to $290 million.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, October 29, 2025 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.

The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.
For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13756418. The replay will be available until 11:59 p.m. Eastern Time on November 12, 2025.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2025 guidance and outlook; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements, or address the impacts of climate change; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business conditions; Hayward's ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; the impact of product manufacturing disruptions, including as a result of catastrophic and other events beyond Hayward's control; competition from national and global companies, as well as lower-cost manufacturers; the imposition, or threat of imposition, of tariffs and other trade restrictions could adversely affect Hayward’s business, including as a result of an adverse impact on general economic conditions; its ability to execute on its growth strategies and expansion opportunities; Hayward’s exposure to credit risk on its accounts receivable, impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating international businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; its use of artificial intelligence technologies may not be successful and may present business, intellectual property, compliance and reputational risks; misuse of its technology-enabled products could lead to reduced sales, liability claims or harm to its reputation; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish, maintain and effectively enforce intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation, including as a result of new or increased tariffs; Hayward’s ability to attract and retain senior management and other qualified personnel; the outcome of litigation and governmental proceedings; uncertainties related to distribution channel inventory practices and its impact on Hayward’s net sales volumes; Hayward’s ability to realize cost savings from restructuring activities and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2025 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2025 is calculated in a manner consistent with the historical presentation of this measure, as shown in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$428,684	$196,589
Short-term investments	19,650	—
Accounts receivable, net of allowances of $1,923 and $2,701, respectively	116,053	278,582
Inventories, net	229,887	216,472
Prepaid expenses	18,394	20,203
Income tax receivable	2,548	6,426
Other current assets	20,569	48,697
Total current assets	835,785	766,969
Property, plant, and equipment, net of accumulated depreciation of $121,814 and $112,099, respectively	158,234	160,377
Goodwill	949,952	943,645
Trademark	736,000	736,000
Customer relationships, net	183,296	198,333
Other intangibles, net	88,274	96,095
Other non-current assets	84,079	89,205
Total assets	$3,035,620	$2,990,624
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$13,413	$13,991
Accounts payable	68,766	81,476
Accrued expenses and other liabilities	180,286	217,242
Income taxes payable	—	273
Total current liabilities	262,465	312,982
Long-term debt, net	947,744	950,562
Deferred tax liabilities, net	238,893	239,111
Other non-current liabilities	63,732	64,322
Total liabilities	1,512,834	1,566,977

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of September 27, 2025 and December 31, 2024	—	—
Common stock $0.001 par value, 750,000,000 authorized; 245,717,477 issued and 217,051,108 outstanding at September 27, 2025; 244,444,889 issued and 215,778,520 outstanding at December 31, 2024	246	245
Additional paid-in capital	1,105,018	1,093,468
Common stock in treasury; 28,666,369 and 28,666,369 at September 27, 2025 and December 31, 2024, respectively	(359,274)	(358,133)
Retained earnings	782,724	699,564
Accumulated other comprehensive income	(5,928)	(11,497)
Total stockholders’ equity	1,522,786	1,423,647
Total liabilities and stockholders’ equity	$3,035,620	$2,990,624

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$244,336	$227,569	$772,780	$724,531
Cost of sales	119,200	114,474	376,430	361,770
Gross profit	125,136	113,095	396,350	362,761
Selling, general and administrative expense	69,803	64,509	206,813	187,678
Research, development and engineering expense	7,122	6,449	19,236	18,870
Acquisition and restructuring related expense	276	1,145	3,767	2,488
Amortization of intangible assets	6,882	7,576	20,587	21,425
Operating income	41,053	33,416	145,947	132,300
Interest expense, net	11,316	13,209	38,617	48,600
Loss on debt extinguishment	—	—	—	4,926
Other expense (income), net	(1,469)	(705)	(1,996)	(1,989)
Total other expense	9,847	12,504	36,621	51,537
Income from operations before income taxes	31,206	20,912	109,326	80,763
Provision for income taxes	7,178	4,411	26,166	16,841
Net income	$24,028	$16,501	$83,160	$63,922

Earnings per share
Basic	$0.11	$0.08	$0.38	$0.30
Diluted	$0.11	$0.07	$0.37	$0.29

Weighted average common shares outstanding
Basic	216,826,626	215,231,886	216,395,032	214,836,643
Diluted	222,420,881	221,436,206	222,074,267	221,251,355

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Nine Months Ended
	September 27, 2025	September 28, 2024
Cash flows from operating activities
Net income	$83,160	$63,922
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	17,026	13,929
Amortization of intangible assets	25,808	26,299
Amortization of deferred debt issuance fees	2,818	3,248
Stock-based compensation	9,821	7,299
Deferred income taxes (benefit)	1,949	(8,344)
Allowance for credit losses	(1,021)	(62)
Loss on debt extinguishment	—	4,926
(Gain) loss on sale of property, plant and equipment	381	(451)
Changes in operating assets and liabilities
Accounts receivable	168,754	173,400
Inventories	(8,064)	(4,204)
Other current and non-current assets	29,913	(6,203)
Accounts payable	(14,002)	2,871
Accrued expenses and other liabilities	(33,566)	(868)
Net cash provided by operating activities	282,977	275,762

Cash flows from investing activities
Purchases of property, plant, and equipment	(19,822)	(16,153)
Software development costs	(1,579)	(1,399)
Acquisitions, net of cash acquired	—	(61,636)
Proceeds from sale of property, plant, and equipment	—	311
Purchases of short-term investments	(19,650)	—
Proceeds from short-term investments	—	25,000
Net cash used in investing activities	(41,051)	(53,877)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2,886
Payments of long-term debt	(6,941)	(129,971)
Proceeds from issuance of short-term notes payable	—	6,340
Payments of short-term notes payable	(2,169)	(4,676)
Debt issuance costs	(1,388)	—
Purchase of common stock	(1,141)	—
Other, net	719	(427)
Net cash used in financing activities	(10,920)	(125,848)

Effect of exchange rate changes on cash and cash equivalents	1,089	50
Change in cash and cash equivalents	232,095	96,087
Cash and cash equivalents, beginning of period	196,589	178,097
Cash and cash equivalents, end of period	$428,684	$274,184

Supplemental disclosures of cash flow information:
Cash paid-interest	$39,892	$47,965
Cash paid-income taxes	20,587	26,853

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	1,064	1,862
Equipment financed under finance leases	1,866	843

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income	$24,028	$16,501	$83,160	$63,922
Depreciation	5,509	4,862	17,026	13,929
Amortization	8,642	9,253	25,808	26,299
Interest expense, net	11,316	13,209	38,617	48,600
Income taxes	7,178	4,411	26,166	16,841
Loss on debt extinguishment	—	—	—	4,926
EBITDA	56,673	48,236	190,777	174,517
Stock-based compensation (a)	—	136	57	556
Currency exchange items (b)	(536)	(344)	236	(470)
Acquisition and restructuring related expense, net (c)	276	1,145	3,767	2,488
Other (d)	2,653	1,920	1,567	1,657
Total Adjustments	2,393	2,857	5,627	4,231
Adjusted EBITDA	$59,066	$51,093	$196,404	$178,748

Net income margin	9.8%	7.3%	10.8%	8.8%
Adjusted EBITDA margin	24.2%	22.5%	25.4%	24.7%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended September 27, 2025 are primarily driven by $0.3 million of costs related to restructuring actions in E&RW. Adjustments in the three months ended September 28, 2024 are primarily driven by $0.7 million of transaction and integration costs associated with the acquisition of the ChlorKing business and $0.4 million of costs to finalize actions initiated in prior years.

Adjustments in the nine months ended September 27, 2025 are primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.5 million of costs related to restructuring actions in E&RW and $0.2 million of separation costs for the consolidation of operations in North America, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the nine months ended September 28, 2024 are primarily driven by $1.3 million of transaction and integration costs associated with the acquisition of ChlorKing, $0.7 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize actions initiated in prior years.

(d)
Adjustments in the three months ended September 27, 2025 primarily include a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $0.2 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the three months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.3 million of costs incurred related to litigation.

Adjustments in the nine months ended September 27, 2025 primarily include a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the nine months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	September 27, 2025	December 31, 2024
Net income	$137,893	$118,655
Depreciation	23,175	20,078
Amortization	35,292	35,783
Interest expense, net	52,180	62,163
Income taxes	34,852	25,527
Loss on debt extinguishment	—	4,926
EBITDA	283,392	267,132
Stock-based compensation (a)	109	608
Currency exchange items (b)	(130)	(836)
Acquisition and restructuring related expense, net (c)	7,743	6,464
Other (d)	3,989	4,079
Total Adjustments	11,711	10,315
Adjusted EBITDA	$295,103	$277,447

Net income margin	12.5%	11.3%
Adjusted EBITDA margin	26.8%	26.4%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended September 27, 2025 primarily include $6.3 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $6.3 million was an employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow was to be released to the specified key employees if such employees are employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and are not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the twelve-month period from the date of acquisition. Further, other adjustments include $1.1 million of termination benefits related to a reduction-in-force within E&RW, $0.3 million of facility and other costs related to a restructuring action within E&RW and $0.2 million of separation costs associated with the consolidation of operations in North America, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate headquarters to Charlotte, North Carolina.

Adjustments in the year ended December 31, 2024 are primarily driven by $3.2 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $3.2 million was part of a total $6.3 million employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow will be released to the specified key employees if such employees are employed by Hayward on the one-year anniversary of the acquisition. These payments are contingent on continued employment and are not dependent on the achievement of any metric or performance measure. The retention costs will be recognized over the twelve-month period from the date of acquisition. Further, other adjustments for the year ended December 31, 2024 include $1.1 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.9 million of termination benefits related to a reduction-in-force within E&RW, $0.8 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize restructuring actions initiated in prior years.

(d)
Adjustments in the last twelve months ended September 27, 2025 are primarily driven by a $2.8 million non-recurring litigation expense, a $1.6 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business partially offset by $0.6 million of net insurance settlement proceeds which reflects costs incurred of $0.7 million offset by $1.3 million of insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the year ended December 31, 2024 are primarily driven by a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.

(e)
Items for the last twelve months ended September 27, 2025 are calculated by adding the items for the nine months ended September 27, 2025 plus fiscal year ended December 31, 2024 and subtracting the items for the nine months ended September 28, 2024.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income	$24,028	$16,501	$83,160	$63,922
Tax adjustments (a)	(481)	(451)	(673)	(2,203)
Other adjustments and amortization:
Stock-based compensation (b)	—	136	57	556
Currency exchange items (c)	(536)	(344)	236	(470)
Acquisition and restructuring related expense, net (d)	276	1,145	3,767	2,488
Other (e)	2,653	1,920	1,567	1,657
Total other adjustments	2,393	2,857	5,627	4,231
Loss on debt extinguishment	—	—	—	4,926
Amortization	8,642	9,253	25,808	26,299
Tax effect (f)	(2,708)	(2,815)	(7,717)	(8,360)
Adjusted net income	$31,874	$25,345	$106,205	$88,815

Weighted average number of common shares outstanding, basic	216,826,626	215,231,886	216,395,032	214,836,643
Weighted average number of common shares outstanding, diluted	222,420,881	221,436,206	222,074,267	221,251,355

Basic EPS	$0.11	$0.08	$0.38	$0.30
Diluted EPS	$0.11	$0.07	$0.37	$0.29

Adjusted basic EPS	$0.15	$0.12	$0.49	$0.41
Adjusted diluted EPS	$0.14	$0.11	$0.48	$0.40

(a)
Tax adjustments for the three and nine months ended September 27, 2025 reflect a normalized tax rate of 24.5% and 24.5%, respectively, compared to the Company’s effective tax rate of 23.0% and 23.9%, respectively. The Company’s effective tax rate for the three and nine months ended September 27, 2025 primarily includes the tax benefits resulting from stock compensation. Tax adjustments for the three and nine months ended September 28, 2024 reflect a normalized tax rate of 23.2% and 22.5%, respectively, compared to the Company's effective tax rate of 21.1% and 20.9%, respectively. The Company’s effective tax rate for the three months ended September 28, 2024 includes the tax benefits resulting from stock compensation and the nine months ended September 28, 2024 additionally includes a tax benefit resulting from a return-to-provision adjustment.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended September 27, 2025 are primarily driven by $0.3 million of costs related to restructuring actions in E&RW. Adjustments in the three months ended September 28, 2024 are primarily driven by $0.7 million of transaction and integration costs associated with the acquisition of the ChlorKing business and $0.4 million of costs to finalize actions initiated in prior years.

Adjustments in the nine months ended September 27, 2025 are primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.5 million of costs related to restructuring actions in E&RW and $0.2 million of separation costs for the consolidation of operations in North America, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the nine months ended September 28, 2024 are primarily driven by $1.3 million of transaction and integration costs associated with the acquisition of ChlorKing, $0.7 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize actions initiated in prior years.
(e)	Adjustments in the three months ended September 27, 2025 primarily include a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $0.2 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the three months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.3 million of costs incurred related to litigation.

Adjustments in the nine months ended September 27, 2025 primarily include a $2.8 million non-recurring litigation expense. Expense beyond the $2.8 million will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the nine months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	September 27, 2025		September 28, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$55,387	$6,247	$51,569	$2,475
Depreciation	4,675	441	4,404	271
Amortization	1,760	—	1,677	—
Stock-based compensation	—	—	107	—
Other (a)	(101)	—	1,704	—
Total adjustments	6,334	441	7,892	271
Adjusted segment income	$61,721	$6,688	$59,461	$2,746

Segment income margin %	26.6%	17.3%	26.4%	7.6%
Adjusted segment income margin %	29.6%	18.5%	30.5%	8.4%

(a)
The three months ended September 27, 2025 includes $0.1 million of insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. The three months ended September 28, 2024 primarily includes a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business.

(Dollars in thousands)	Nine Months Ended		Nine Months Ended
	September 27, 2025		September 28, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$182,215	$20,374	$166,646	$16,800
Depreciation	14,623	1,294	12,619	791
Amortization	5,221	—	4,874	—
Stock-based compensation	—	—	176	10
Other (a)	(611)	—	1,723	—
Total adjustments	19,233	1,294	19,392	801
Adjusted segment income	$201,448	$21,668	$186,038	$17,601

Segment income margin %	28.0%	16.7%	27.3%	14.6%
Adjusted segment income margin %	31.0%	17.7%	30.5%	15.3%

(a)
The nine months ended September 27, 2025 primarily includes $0.6 million of insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. The nine months ended September 28, 2024 primarily includes a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.